NEWS RELEASE

Date:	November 30, 2004
FOR IMMEDIATE RELEASE

Contact:	Cheryl Moll
XETA Technologies
(918) 664-8200

XETA TECHNOLOGIES ANNOUNCES
FISCAL 2004 RESULTS and
FISCAL 2005 TARGETS

Broken Arrow, OK - XETA Technologies (NASDAQ: XETA) announced today the results for its fourth fiscal quarter and year ending October 31, 2004.  The Company reported revenues of $14.8 million for the fourth quarter and $58.8 million for the year.  Earnings were reported at $0.03 per diluted share for the quarter and $0.16 per diluted share for the year.  These results are unaudited and, although no material changes are expected, are subject to change.  The audit is expected to be complete by the end of December.

These results represent a 12 percent increase in year-over-year revenues with a 3 percent increase in earnings.  Compared to the fourth quarter of fiscal 2003, these results represent an 18 percent increase in revenue with a $0.01 cent per share decrease in earnings.

“As we saw the economy begin to lift off bottom this year, we cautiously began the transition from a management model designed to primarily control costs, to a more aggressive model designed to drive increasing revenues,” stated Jack Ingram, CEO.  “As a result, we saw year-over-year revenues increase in every quarter of the year.  Furthermore, we are pleased to report strong increases in both systems and services revenues.”

“In doing so, we saw a year-over-year decrease in margins, some expected, some unexpected,” continued Ingram.  “Overall our margins declined 3.0 percentage points, driven by a decline of 5.1 percentage points in systems sales.”   Company officials said some of the margin pressure was expected and planned for, including expansion of the Company’s product offering with the addition of Nortel products resulting in the forfeit of 2.0 percentage points of rebate on all Avaya systems.  However, other unexpected pressures included a series of reductions in Avaya rebate and incentive programs.

According to Larry Patterson, Executive Director of Operations, “Fiscal 2004 was a year of building toward our longer-term growth objectives.  Our actions were primarily focused on expanding our infrastructure to encompass the new Nortel Networks product portfolio and enhancing our IP Telephony capabilities with Avaya.”

Patterson added that a critical initial objective was to establish our services competencies with the new Nortel products.  We completed this phase by achieving technical accreditation on all of the pertinent products.  At mid-year the Company began the build-up of a Nortel Networks sales force, which by year end had built to a size comparable to the Company’s Avaya sales force, essentially doubling Xeta’s access to the U.S. enterprise communications market.

“The Company’s decision to expand our product portfolio with the Nortel Networks line of products was not without significant cost and effort,” said Patterson.   “We immediately forfeited 2.0 points of margin on our Avaya sales and took on the daunting task of building a national sales and services competency related to these products.  This expansion of our corporate infrastructure required constancy of purpose and careful management of costs.  We have now navigated the difficulties and begin the new year very pleased with our competitive position.”

Company officials also report that Xeta expanded and strengthened their sales management and enhanced the Company’s overall go-to-market strategy with a new, services-centric, ‘Branch Office’ concept.  In addition to the Company’s traditional national accounts sales force, they now have branch operations established in Tulsa and Seattle.  “This action should allow us to better penetrate and more-effectively service the mid-market segment,” commented Patterson.

“From a services perspective, the addition of the Nortel dimension permits us to aggressively expand our recurring revenue base,” said Patterson.   “We can now, without channel conflict, effectively extend one of our most important value propositions beyond our lodging niche.  The results are already beginning, as we secured approximately $2.0 million/year of recurring service revenues during the year.”

Patterson continued, “During the year we grew our Avaya revenues and focused our go-to-market strategy around IP Telephony and the emerging applications of wireless, security, mobility and business continuity.  We remain one of Avaya’s leading national partners and feel good about the market opportunities which exist with this technologically advanced market leader.  We continue to enhance our IP capabilities and work closely with Avaya to effectively address the rapidly evolving world of converged communications.  Clearly, IP technology has moved beyond the infancy stage and into the growth stage.  We remain confident in our direction and continue to implement a carefully-managed growth strategy.”

For fiscal 2005, Xeta has set targets at 10-12 percent growth in revenues to approximately $65 million, stabilization of overall gross profit margins at approximately 25 percent, and a 25 percent growth in earnings to the $0.20 per share range.  To achieve these targets, Ingram said the company must—

•

Begin seeing Nortel systems sales.  “We began making investment toward this end throughout fiscal 2004, especially in the third and fourth quarters,” explained Ingram.  “We believe we will see the return on this investment grow quarter by quarter throughout the year.”

•	Continue growing Avaya Systems Sales. “Our strategy remains to grow at or above the industry demand rate of growth”, stated Ingram.

•	See stabilization of profit margins. “Even though our year-over-year margins declined, we have seen three consecutive quarters of stable margins and anticipate it will continue,” he said.

•

Continue the increases which we have seen in the recurring service revenue streams.  “The maturity of the branch operations as well as increased focus on the new prospects to sell our own services should provide ample opportunity to accomplish this goal,” Ingram added.

“The forecasted increases in systems and services should steadily build throughout the year,” concluded Ingram.   “We are forecasting first quarter earnings similar to what we have seen for the past several quarters of from $0.02 to $0.05 per share.  We expect this to steadily increase throughout the year to the $0.05 to $0.08 per share range for an annual earnings target of $0.20 per share.

XETA Technologies will host a conference call regarding this announcement on Wednesday, December 1, 2004 at 10:00 a.m. CST. The media, analysts and investors are invited to participate by dialing 1-800-230-1092. A replay of the call will be available from 1:30 p.m. CST on December 1, 2004 until 11:59 p.m. December 8, 2004 by dialing 1-800-475-6701, access code 750162.

		4th Quarter Ending Oct 31st		Year Ending Oct 31st

		2004	2003	2004	2003

Sales	Systems	7,802	5,964	31,341	27,550
	Services	6,532	5,914	26,493	23,339
	Other	485	696	993	1,793
	Total	14,819	12,575	58,827	52,681
Gross Profit Margin		25%	27%	24%	27%
Gross Profit		3,671	3,402	14,263	14,318
Operating Expense		3,216	2,610	11,652	11,211
Income from Operations		455	792	2,611	3,108
Interest and Other Income (Expense)		-18	-170	32	-545
Net Income After Tax		265	377	1,608	1,558
Basic Earnings Per Share		$0.03	$0.04	$0.16	$0.16
Diluted Earnings Per Share		$0.03	$0.04	$0.16	$0.16
Wt. Avg. Common Shares Outstanding		10,013	10,003	10,009	9,828
Wt. Avg. Common Equivalent Shares		10,085	10,167	10,157	9,999

(The information is presented in thousands except percentages and per-share data.)

			Oct 31, 2004	Oct 31, 2003

Assets	Current	Cash	141	291
		Receivables (net)	9,529	5,795
		Inventories (net)	4,845	5,615
		Other	1,557	2,188
		Subtotal	16,072	13,889
	Non-Current	Receivables (net)	297	420
		PPE (net)	10,727	10,467
		Goodwill and Intangibles	26,414	25,727
		Other	46	170
		Subtotal	37,484	36,784
	Total Assets		53,556	50,673
Liabilities	Current	Notes Payable	1,210	1,210
		Revolving Line of Credit	3,850	719
		Accounts Payable	2,452	3,929
		Unearned Revenue	1,559	1,620
		Accrued Liabilities	2,536	2,206
		Subtotal	11,607	9,684
	Non-Current	Long Term Debt	2,820	4,030
		Other	2,825	2,348
		Subtotal	5,645	6,378
	Total Liabilities		17,252	16,062
Equity			36,304	34,611

(The information is presented in thousands.)

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About XETA Technologies

XETA Technologies is a leading provider of communications solutions with sales and service locations nationwide, serving national business clients in sales, consulting, engineering, project management, installation and service support.  Through internal growth and corporate acquisitions, XETA is a frontrunner in the emerging, highly technical world of converged communications solutions for voice, data and video applications.   XETA is one of the largest providers of Avaya voice and data systems and has recently added the Nortel Networks product line of voice and data solutions.   XETA is also the largest distributor for Hitachi’s PBX group—the leading provider of communication systems for the lodging industry—and has long been recognized as the leading provider of call accounting solutions to the hospitality industry.

XETA Technologies has recently been recognized by Business 2.0 magazine’s “Fastest-Growing Technology Companies” and has also been recognized by Fortune Small Business magazine’s Top 100 Fastest-Growing Companies, Fortune magazine’s “100 Fastest-Growing Companies,” Forbes magazine’s “Best 200 Small Companies in America” and BusinessWeek’s  “Top 100 Hot Growth Companies.”  For more information about XETA Technologies, visit www.xeta.com

This news release contains forward-looking statements, which are made subject to the provisions of the Private Securities Litigation Reform Act of 1995.  These statements include statements concerning XETA's prospects for Avaya and Nortel systems sales and margin stabilization, and revenues and earnings expectations, for fiscal 2005.  These and other forward-looking statements (generally identified by such words as "expects," "plans," "believes," "anticipates" and similar words or expressions) reflect management's current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to, economic conditions in the United States and the telecommunications market specifically, the Company’s ability to successfully exploit the Nortel Networks market, the continuance of various vendor incentive programs that support the Company's sales and marketing efforts, the long term success of the Company’s growth strategies, market acceptance of and demand for the Company’s product and service offerings, competition, inflation, and the availability and retention of sales professionals and trained technicians.  Additional factors which could affect actual results are described in the section entitled "Outlook and Risk Factors" contained in the Company's Form 10-K for its fiscal year ended October 31, 2003, and in each of its quarterly reports on Form 10-Q filed during the 2004 fiscal year.

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